IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (a Development Stage Company)

                                   EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE


                                                                                        From
                                                                                      Inception
                                                   Years Ended June 30,              December 10,
                                              -------------------------------     1993) to June 30,
                                                  1997               1996               1997
                                              ------------       ------------     -----------------
     PRIMARY AND FULLY DILUTED

Net loss                                      $ (7,917,493)      $ (5,986,514)      $(15,057,394)

Less:
     Preferred stock dividends on the
      issuance of the convertible stock
      with discounted conversion price             714,155            998,400          1,712,555

     Preferred stock dividends earned by
      the preferred shareholders                   184,675             47,845            232,520

Add:
     Amortization of discounted
      preferred dividends pro-rata
      over conversion period                       714,155             --                714,155
                                              ------------       ------------       ------------

Net loss applicable to common
   shareholders for primary loss
   per share                                  $ (8,102,168)      $ (7,032,759)      $(16,288,314)
                                              ============       ============       ============

 Weighted average number of common
   shares outstanding during the period         24,222,966         21,354,155         20,082,632
                                              ============       ============       ============

Net loss per common share                     $       (.33)      $       (.33)      $       (.81)
                                              ============       ============       ============

Notes -
     (A) No common stock equivalents have been added in the computation of net loss per share as their effect would be anti-dilutive.

     (B) As a result of the issuance of the preferred stock below the fair market value of the common shares at the date of issuance, a "deemed" preferred dividend has been charged to accumulated deficit at the date of issuance and is amortized into the conversion cost of the common stock over the period of conversion. The calculation is made by multiplying the total number of shares to be converted by the discount per share to arrive at the deemed preferred dividend. The resulting amount is then charged to accumulated deficit with a corresponding credit to additional paid-in capital.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                          (a Development Stage Company)

                                   EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE
                               SUPPORTING SCHEDULE

                                                                                     From
                                                                                   Inception
                                                   Years Ended June 30,          (December 10,
                                                --------------------------     1993) to June 30,
                                                   1997            1996              1997
                                                ----------      ----------     -----------------
Weighted average number of common shares
  outstanding during the period before the
  conversion of the preferred stock             23,321,836      21,318,171        19,829,233

Add - weighted average of common shares
  converted during the period                      901,130          35,984           253,399
                                                ----------      ----------        ----------


Total weighted average of common shares
  outstanding during the period                 24,222,966      21,354,155        20,082,632
                                                ==========      ==========        ==========